EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST COMPLETES REFINANCING OF
TWO MORTGAGE LOANS RESULTING IN APPROXIMATELY
$107 MILLION OF EXCESS PROCEEDS
DALLAS, January 5, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully refinanced two mortgage loans with an existing outstanding balance of approximately $354 million. The two previous mortgage loans that were refinanced include:

•	$211 million Goldman Sachs Floater loan with a final maturity date in November 2017

•	$143 million Merrill Lynch 1 loan with a final maturity date in July 2015
The new loans total $478 million and resulted in excess net proceeds of approximately $107 million after closing costs and reserves.
The two previous mortgage loans were refinanced with four new mortgage loan pools, the details of which are as follows:
Mortgage Loan Pool 1

•	$377 million non-recourse mortgage loan with a two-year initial term and three one-year extension options.

•	The loan is interest only and provides for a floating interest rate of LIBOR + 4.95%.

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The loan is secured by eight hotels: Embassy Suites Portland, Hilton Costa Mesa, Sheraton Minneapolis, Crowne Plaza Key West, Historic Inns of Annapolis, Embassy Suites Santa Clara, Embassy Suites Crystal City and Embassy Suites Orlando Airport.

Mortgage Loan Pool 2

•	$55 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.45%.

•	The loan is secured by three hotels: Courtyard Overland Park, Residence Inn Salt Lake City Cottonwood, and Residence Inn Orlando Sea World.
Mortgage Loan Pool 3

•	$25 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.45%.

•	The loan is secured by two hotels: Courtyard Palm Desert and Residence Inn Palm Desert.
Mortgage Loan Pool 4

•	$21 million non-recourse mortgage loan with a 10-year term.

•	The loan has a fixed interest rate of 4.45%.

•	The loan is secured by two hotels: Springhill Suites Charlotte University and Springhill Suites Raleigh-Durham Airport.
“We are pleased to start 2015 with a refinancing of these two portfolios that will result in substantial excess proceeds and further strengthen our liquidity position,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “This transaction is yet another example of our team’s ability to proactively manage our upcoming maturities, and we will continue to look for additional opportunities such as this to create near-term and long-term shareholder value.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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